FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

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LLNW - Q4 2014 Limelight Networks Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 02, 2015 / 09:30PM GMT

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

CORPORATE PARTICIPANTS
Sajid Malhotra Limelight Networks Inc - SVP of Strategy, Corporate Development & IR
Bob Lento Limelight Networks Inc - CEO
Pete Perrone Limelight Networks Inc - CFO

CONFERENCE CALL PARTICIPANTS
Mark Kelleher D.A. Davidson & Company - Analyst
Kevin Smithen Macquarie Research Equities - Analyst
James Wesman Raymond James & Associates, Inc. - Analyst
Sameet Sinha B. Riley & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Limelight Networks 2014 fourth-quarter and full-year financial results conference call.
(Operator Instructions)
I will now turn the call over to Sajid Malhotra, Limelight's Senior Vice President of Strategy, Corporate Development, and Investor Relations.

Sajid Malhotra - Limelight Networks Inc - SVP of Strategy, Corporate Development & IR

Thanks, Eric. Good afternoon and thank you for joining the Limelight Networks' fourth-quarter and full-year 2014 financial results conference all. This call is being recorded on February 2, 2015 and will be archived on our website for approximately 10 days. Some portions of this conference call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are all statements that are not strictly statements of historical fact, such as statements regarding future events or future financial performance, including, but not limited to statements relating to Limelight Networks' market opportunity and future business prospects; guidance on financial results; statements concerning anticipated future growth and profitability; as well as Management's plans, goals, strategies, expectations, hopes, and beliefs; and statements concerning the anticipated effects of pending or completed business combinations or other strategic transactions.
These forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those contained, projected, or implied in the forward-looking statements, including the inherent risk associated with litigation, particularly intellectual property-based litigation. Reported results should not be considered an indication of future performance. Factors that could cause actual results to differ are included in the Company's periodic filings with the Securities and Exchange Commission.
I am joined today by Bob Lento, Limelight's Chief Executive Officer, and Pete Perrone, Limelight's Chief Financial Officer. We will be available during the Q&A session at the end of our prepared remarks. I would now like to turn the call over to Bob Lento. Bob?

Bob Lento - Limelight Networks Inc - CEO

Thanks, Sajid. Good afternoon, and welcome. Earlier today, we announced the results for our fourth quarter and full year of 2014. This was a good quarter, capping a year of hard work. Equally important, we are entering 2015 confident we can build on these results. Let me share with you the details from the quarter just ended and our priorities for 2015.

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

This time last year, our margins were stabilizing and we had just sold our web content management, or Clickability business. We shared details around the expected departure of Netflix, our then-largest customer, and a relatively new Management team was in place to take the Business forward. We guided to a revenue run rate expectation of slightly below $155 million.
At the same time, we shared our priorities for 2014: customer focus, improved operations, reduced customer churn and employee turnover, delivery of key feature functionality, and focus on internal cost efficiency. Customer satisfaction was and remains today our top priority. One year later, I'm proud of the progress we've made.
Our customer satisfaction levels, as measured by Net Promoter Score, have improved significantly. This is in large part due to emphasizing all things customer-facing: account management, network reliability, quote-to-cash processes, and delivery of customer-requested features. As a result, our existing customers gave us more business and new customers joined our ranks.
As operational improvements took hold, customer churn continued to improve. Combined with a tightened reign on expenses, we delivered improving financial results and raised our guidance over the next three quarters. We also enjoyed a reduction in employee turnover and rising pride.
In less than two quarters since the departure of Netflix, we have replaced its year-over-year lost revenue, and consistent with our rich tradition of innovation, we received our 100th patent, and our patent portfolio stands today at 114. It was a good year and we have more to achieve in 2015.
Let me now talk about the fourth quarter. For the fourth quarter of 2014, we reported revenue of $40.7 million. Excluding Clickability and Netflix, our fourth-quarter revenue growth on a year-over-year comparison was 17%, which we believe is consistent with industry growth rates. Sequential growth of approximately 8%, we believe, is at the high end of industry growth rates.
Gross margin and cash gross margin improved over last year's reported results by 340 and 200 basis points respectively. We kept G&A expenses in check, while expanding our research and development head count and spend. GAAP loss was $0.05 per share, non-GAAP loss was $0.02 per share, and adjusted EBITDA was $1.5 million.
These improvements are a direct result of the improving revenue mix, increasing customer satisfaction, price discipline, and our ability to better manage infrastructure and G&A spend. With our climbing confidence and with our Board's authorization, we returned cash to shareholders through the buyback of $4.7 million, retiring 1.7 million shares over the course of 2014.
During the fourth quarter, we achieved some additional milestones. Early in November, we announced the results of a CDN industry customer survey that we conducted in partnership with TechValidate. The survey looked at how companies are handling the operational challenges of delivering large amounts of object data globally.
The key finding was that global content delivery is essential. With growing customer bases worldwide, CDN customers require effective global delivery of their digital content, no matter where the requester resides, a great reinforcement of the need for Limelight Networks and our capabilities.
In mid-November, we launched our cloud-based solution for gaming. It offers an integrated approach, supporting the development, promotion, distribution, play, and update of games for a global audience. In conjunction with our gaming launch, we also released our first annual Gaming Trends report.
In December, we initiated a new customer engagement event called the Executive Forum. At our inaugural event in New York City, we heard from leading companies in media and broadcasting, online retail, financial services, and other industries who expressed their gratitude for improvements they are seeing in network availability, service responsiveness, and account management. We plan to host additional Executive Forums around the world in 2015.
At this point, I would like to highlight a few customer wins. A video-streaming website based in Singapore that offers on-demand streaming of TV shows, movies, and music videos from around the world chose Limelight to replace their existing cloud storage vendor. They were driven by the performance advantage they received with the tight integration between our content delivery network and our cloud storage offering.
A leading men's clothing retailer based in North America chose Limelight Orchestrate Performance to power their website. They needed faster delivery of their dynamic content to improve the user experience.
A multi-national HR solution provider based in Europe is using the entire suite of Limelight products: content delivery, cloud storage, performance, and video. They moved to Limelight from their existing CDN provider to improve website performance and customer engagement.
In December, a very large electronic commerce company based in the US chose Limelight for their digital content delivery. They are utilizing our delivery service paired with our cloud storage, a combination which is providing a unique performance advantage for their global customer base.

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

A professional sports team based in the UK selected Limelight content delivery and performance services to power their website. They needed global delivery and high performance to ensure the best possible experience for their website visitors.
December brought about a watershed event in the delivery of digital content when a major studio released its movie directly to video on-demand. For the first time, over 4 million people were able to experience a first-run major Hollywood release at home. I am very proud to say that Limelight contributed to the success of this historic event.
We are proud that these customers and so many others like them chose Limelight for their business needs. Success stories like these make us more confident than ever that we are on the right path, with the right products, right priorities, and the right people. We are determined to build on these successes. With that, I'll turn the call over to Pete to discuss the financial performance in greater detail.

Pete Perrone - Limelight Networks Inc - CFO

Thanks, Bob. Fourth-quarter 2014 revenue was $40.7 million, cash gross margin was 50.6%, and adjusted EBITDA was $1.5 million. During the fourth quarter of 2013, revenue from our divested Web Content Management business was $2.9 million and Netflix revenue was $4.5 million.
Netflix revenue during the third quarter of 2014 was $1.2 million, and we had no Netflix revenue in the fourth quarter of 2014. Adjusting for the impact of these items, our revenue increased by 17% compared to the fourth quarter of 2013, and 8% compared to the prior quarter.
We also experienced foreign currency headwinds during the fourth quarter of 2014. Revenue was reduced by $400,000, as compared to the fourth quarter of 2013, and $500,000 compared to the third quarter of 2014. 16% of our fourth-quarter revenue was in non-US dollar currencies.
We did see some price compression in Q4, in line with historical averages. While hard to sustain, for the full-year 2014 in an industry with price compression being the norm, our average selling price per delivery improved by 10% over 2013.
We believe our continued improvement in operating effectiveness and customer service that Bob mentioned is working. We are generating revenue growth from increased traffic from our largest customers, as their confidence in Limelight strengthens.
Our top 20 customers accounted for approximately 50% of total revenue in 2014, and the average revenue of these customers, excluding Netflix, is growing at a healthy double-digit rate and at a faster rate than the Corporate average, consistent with our strategy and focus. International revenue accounted for 38% of total revenue in 2014, and 40% in the quarter.
We approach the market with four solution sets: delivery, performance, storage, and video. For the full year, our delivery offering accounted for 75% of our total revenue. GAAP gross margin of 39.6% is up 340 basis points from 36.2% in the fourth quarter of 2013. Depreciation expense decreased by over 175 basis points due to decreased CapEx since 2012; we do expect depreciation expense to rise modestly in 2015.
Bandwidth fees decreased by an additional 150 basis points, primarily due to higher utilization of our bandwidth spend. We are very pleased to have increased margins on a year-on-year basis, despite a lower total revenue.
As discussed on previous calls, we are continuing our focus to more closely align our costs with our capacity levels. For example, over the course of this last quarter, in London, we increased our capacity, while at the same time, reducing our data center expense.
GAAP operating expenses were 54% of our revenue in the fourth quarter of 2014, a decrease of $2.5 million, or 10% versus the fourth quarter of 2013. On a sequential basis, operating expenses decreased $400,000, or 2%. Non-GAAP operating expenses were down 8%, or $1.8 million compared to the fourth quarter of 2013, and drivers of this improvement were lower bad debt expense, lower depreciation, and lower marketing expenses.
G&A expenses also continued to trend down. We have begun to capitalize our [quote to cash] and other process improvement initiatives that have been previously discussed, resulting in lower consulting expenses this quarter. These projects are a component of the increased capital expenditures expected in 2015.
Adjusted EBITDA was $1.5 million, up from a negative $100,000 in the fourth quarter of 2013, and is now at the highest level we've experienced in seven quarters. We are seeing the benefit of being selective in our customer base, better utilization of our infrastructure, and tighter management of our operating expenses. On a non-

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

GAAP basis, our net loss was $0.02 per share in the fourth quarter of 2014 compared to a loss of $0.05 per share for the fourth quarter of 2013, and the same as we had in Q3 2014.
Moving to the balance sheet, cash and marketable securities were down [$8.2 million] sequentially to $93.1 million at the end of 2014. During the quarter, we spent $4.6 million in capital expenditures and $2 million on the share repurchase program. DSO at the end of 2014 was 47 days versus 45 days at the end of 2013.
At year-end 2014, we have $33.5 million of net operating loss credit carry-forwards that do not begin to expire until 2027. Through December 31, we have repurchased approximately 1.7 million shares at an average price of $2.72 per share for a total cost of $4.7 million under our current share repurchase plan authorized in February of 2014. As of December 31, we had approximately 98 million shares outstanding.
Total employee count at the end of the quarter was 520, up 11 from the end of the third quarter, and up 38 from the year-ago quarter. We expect headcount will continue to increase as we expand our business and continue our investments in R&D and in sales.
Now I would like to provide some guidance for the full year 2015. Based on current conditions, we are expecting total revenue to be between $156 million and $164 million. We expect to deploy more capital in 2015 compared to 2014 to support the revenue growth opportunities and to further upgrade and improve our network and systems.
At the same time, we expect to continue to improve gross margin on a full-year basis. G&A spend should stay flat in dollar terms, and we expect R&D and sales and marketing to increase in dollar and percent terms, as we invest to capture revenue opportunities. Non-GAAP net loss is expected to be between $0.10 and $0.20 per share.
We are expecting a seasonal decrease in the first quarter of 2015 as compared to the fourth quarter of 2014, and expect that fourth quarter of 2015 will be our strongest quarter. With that, let me hand it back to Bob for some closing comments.

Bob Lento - Limelight Networks Inc - CEO

Thanks, Pete. Here are the key take-aways. This is a healthy market, growing in the mid to high teens. After years of surrendering share, we are finally growing at rates we believe are in line with market growth. We have captured this growth while improving our GAAP and cash gross margin through disciplined pricing and improved operational efficiencies. As a result, our financial profile has been steadily improving.
We have improved network reliability and performance, introduced new capabilities based on customer feedback, and we will continue to build on this. These results clearly demonstrate the importance and relevance of our strategic and tactical priorities.
There is a lot more work to be done, but we feel confident enough to raise our guidance for the fourth time in as many quarters. As always, we are thankful to have talented and committed employees, and we will continue to have a relentless focus on customer satisfaction. With that, let's open the call for questions. Eric?

QUESTION AND ANSWER

Operator

Certainly.
(Operator Instructions)
And our first question comes from Mark Kelleher of D.A. Davidson. Please go ahead.

Mark Kelleher - D.A. Davidson & Company - Analyst

Great. Thanks for taking the question. Wanted to just ask about the vertical market strength. Are you seeing any particular areas that you're seeing particular success in, in terms of media delivery? And then, when you segment your revenue from delivery and video and storage, are any of those particular segments going stronger than others?

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

Bob Lento - Limelight Networks Inc - CEO

This is Bob. I'll take the first crack at that. Clearly, given the launch that we did around the gaming solution, we led into that based on strength that we had in that vertical, and we feel that, that provides a unique combination of our cloud storage delivery, and in some cases, our web acceleration performance product, and so we think that, that is and can continue to be a strong market for us.
Within the media, as well, we're seeing that the combination of our cloud storage and delivery really provides a unique opportunity for our customers to provide better performance to their customers. So with a combination of those two things, it seems to be working well, and so those two markets. But in addition to that, we're doing a lot of website acceleration for retailers.
We're starting to see some real traction in that market. We're trying to stay focused on fewer markets within those markets on the medium- to large-sized customers versus focusing on small customers, and we'll continue to focus in that way, and we think that's the best opportunity to leverage our capabilities.

Mark Kelleher - D.A. Davidson & Company - Analyst

Okay, and just one quick question, the capital that you said you're going to deploy more of, what are you going to be spending that on? What are you going to buy? Building out the network?

Pete Perrone - Limelight Networks Inc - CFO

A component of it is going to be to increase resilience and availability initiatives within the network infrastructure itself. Then there's a component that is to support the revenue growth. Those are the two. I mentioned a small piece of it will be for the continuing process-related initiatives that we're doing. Those are the three components that I would mention.

Mark Kelleher - D.A. Davidson & Company - Analyst

Okay. Great. Thanks.

Bob Lento - Limelight Networks Inc - CEO

Thanks.

Operator

Our next question comes from Kevin Smithen from Macquarie. Please go ahead.

Kevin Smithen - Macquarie Research Equities - Analyst

Thanks. First, a housekeeping item. Can you let us know if there's any ForEx impact in Q4 from the international exposure and then what the implied impact would be on a revenue and EPS basis in 2015?

Pete Perrone - Limelight Networks Inc - CFO

At a high level, I can give it to you. As we said in my prepared remarks, we had a little bit of -- on the revenue side -- a little bit of an impact, which was $400,000 to $500,000, negative impact. On the expense side, it actually worked for us more than the revenue side, as we have some of our cost of goods sold are denominated in foreign currencies, as well as our employees over there. So on balance, it actually helped us, although it hurt us on the top line a bit.

Kevin Smithen - Macquarie Research Equities - Analyst

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

Okay, and for 2015 full year, what do you think the impact would be at the midpoint of your guidance?

Pete Perrone - Limelight Networks Inc - CFO

Well, I'm hoping that the impact is neutral. I can't say that we're the most sophisticated foreign currency hedging operation. We're pretty naturally balanced between revenue and expenses, so we're fairly neutral.

Kevin Smithen - Macquarie Research Equities - Analyst

I'm just wondering what the revenue growth would be on a constant currency basis?

Pete Perrone - Limelight Networks Inc - CFO

Well, we gave it to you for Q4, so are you asking for 2015? Is that what you're--?

Kevin Smithen - Macquarie Research Equities - Analyst

For 2015, yes. On a constant currency basis, what would be the midpoint of your revenue growth?

Pete Perrone - Limelight Networks Inc - CFO

It's neutral.

Kevin Smithen - Macquarie Research Equities - Analyst

Okay. All right. And then how should we think about -- you've had -- it seems like most of your growth in Q4 has been from your existing top customers. How should we start to think about the addition of new customers and what will that mean for margins and CapEx as we move through 2015?

Pete Perrone - Limelight Networks Inc - CFO

For us, if we look at the progress that we made in 2014, the growth was really driven by customers that were, for the most part, already customers, but fairly small, and so the growth that we highlighted there on the existing accounts was strong. I expect that will continue to drive 2015.
Some of the new customer acquisitions that we're making, in particular in our performance product line, have an average deal size, average annual revenue that are a bit smaller, but they are important from a number of other reasons in terms of diversification into that segment, as well as being higher margin. That's the first point I would make.

Kevin Smithen - Macquarie Research Equities - Analyst

Are you picking up share from EdgeCast?

Pete Perrone - Limelight Networks Inc - CFO

It's hard to say on specific competitors, whether we're picking up share or not picking up share. To cordon off the second part of your question, whether it's an existing customer or a new customer, the capital that we deploy to increase capacities ties to that revenue guidance that we gave you.

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

Kevin Smithen - Macquarie Research Equities - Analyst

Got it.

Operator

Our next question comes from Michael Turits of Raymond James. Please go ahead.

James Wesman - Raymond James & Associates, Inc. - Analyst

Hello. Good afternoon, it's James Wesman sitting in for Michael. Bob, just first question on the competitive environment, can you give us some more color, whether there were any significant changes you saw in 4Q, or was the environment pretty similar to 3Q?

Bob Lento - Limelight Networks Inc - CEO

Pretty similar environment. We're competing against the same group of companies that we have been over the last couple of years. They are strong competitors, but obviously we feel good about our ability to win in the market. From a competitive standpoint, I don't really see any significant change as we look back over the last quarter.

James Wesman - Raymond James & Associates, Inc. - Analyst

Thanks. And then Pete, I'm sorry if I missed this earlier. Did you say what your CDN traffic growth was in the quarter and what your ASP growth was? I heard the 2014 comment on ASPs, but I missed it for 4Q. Do you have those numbers?

Pete Perrone - Limelight Networks Inc - CFO

The comment I made was that ASP actually went down, and I didn't give the specifics. We had price compression in line with historical trends, versus the prior quarters where our sales increased due to a customer mix shift. Then the traffic, I didn't specifically break out.

James Wesman - Raymond James & Associates, Inc. - Analyst

Got it, but traffic did grow year-over-year?

Pete Perrone - Limelight Networks Inc - CFO

It did.

James Wesman - Raymond James & Associates, Inc. - Analyst

And then I'm sorry, just your ASPs down year-over-year, that was a fourth quarter comment, right?

Pete Perrone - Limelight Networks Inc - CFO

A fourth quarter comment, yes. For the full year, it was up, 10% 2013 to 2014, was what I covered in the prepared remarks.

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

James Wesman - Raymond James & Associates, Inc. - Analyst

Got it, thanks. Then just a question on the G&A line. The G&A expenses came down about $1 million quarter-over-quarter. I know you had talked about some of the new processes you were implementing. Can you give us some more color, just around what specifically brought down the expenses so much in one quarter? Was it the quote-to-cash system or other improvements you were making internally?

Pete Perrone - Limelight Networks Inc - CFO

Yes, specifically we've got some third-party consultants that are working on various systems related to the quote-to-cash. And through the course of the year, we had been expensing that, because that's where those projects were in the stage of their development. We're now at a point where we're capitalizing those, as we get them finalized and ready to be put into production.

James Wesman - Raymond James & Associates, Inc. - Analyst

And Pete, do you feel like going forward, this is the run rate for G&A we can expect for you, this $4.8 million and building up from there?

Pete Perrone - Limelight Networks Inc - CFO

I would say bad debt was particularly low in Q4, but that would just be probably up modestly on a run rate basis.

James Wesman - Raymond James & Associates, Inc. - Analyst

Okay. Great. Thank you.

Operator

(Operator Instructions)
And our next question comes from Sameet Sinha from B Riley. Please go ahead.

Sameet Sinha - B. Riley & Company - Analyst

Yes, thank you very much. If I heard it correctly, you mentioned that the CDN business was about 75% of revenue for 2014. What was the number in 2013, and in terms of how you are thinking about 2015, is it that part of the business that's going to grow or more the value-added pieces?
Secondly, in terms of CapEx, would you be able to quantify the increase in CapEx this year? And as a follow-up to that, let us know what your thoughts are about, in the longer run, any goal that you can share with us about recent free cash flow profitability? Thank you.

Pete Perrone - Limelight Networks Inc - CFO

I had three questions there that I think were for me. On the deliver growth for 2014 versus 2013, I don't have the specific 2013 number in front of me, but deliver product family for us grew faster than our overall average in 2014, so that's what I'll say about that. If you have a follow-up, we could take that.

Bob Lento - Limelight Networks Inc - CEO

2013's number would have included our WCM business in the other.

FEBRUARY 02, 2015 / 09:30PM GMT, LLNW - Q4 2014 Limelight Networks Inc Earnings Call

Pete Perrone - Limelight Networks Inc - CFO

On the CapEx, we're really going to modulate that with the business that we see coming in and the growth and the revenue coming in. Because when I went through the three components, a couple of them are non-discretionary, if you will, with respect to revenue, but the third one is directly related to revenue. So it's hard to pin it down, given where we are in the year and what we're looking at for the range through the course of the year, so I hope to provide a tightened range as we go through the course of the year.
And the same comment I would really make on your third question, which is about free cash flow, is it's going to be dependent on business outlook, because if we continue to have success in the market, which that's why we're here, that's what we're working on, obviously that consumes capital to put in capacity, as well as operating expenses and investing in forward expenses for sales and marketing and customer acquisition. So it's a little tough to point you to a specific quarter.

Sameet Sinha - B. Riley & Company - Analyst

Okay. Thank you very much.

Operator

There are no further questions at this time. Ladies and gentlemen, this does conclude today's conference. Thank you for your attendance. You may now disconnect. Everyone, have a great day.

Pete Perrone - Limelight Networks Inc - CFO

Thank you.

Bob Lento - Limelight Networks Inc - CEO

Thank you.

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